EXHIBIT 99.1

                                  United States
                       Securities and Exchange Commission
                                Washington, D.C.

Division of Corporation Finance
Mail Stop 0304


                                                                January 31, 2002
Mr. Brae Burbidge
President and Chief Executive Officer
Global Web, Inc.
11814 South Election Rd, No. 100
Draper, UT  84020

Re:  Form 10-KSB for the year ended December 31, 2000
     Commission File Number 0-26999
     Filed April 2, 2001

Dear Mr. Burbidge:

We have reviewed your filing and have the following comments. Where indicated, we think you should revise your document in response to these comments. If you disagree, we will consider your explanation as to why our comment in inapplicable or a revision is unnecessary. Please be as detailed as necessary in your explanation. In some of our comments, we may ask you to provide us with supplemental information so we may better understand your disclosure. After reviewing this information, we may or may not raise additional comments.

Please understand that the purpose of our review process is to assist you in your compliance with the applicable disclosure requirements and to enhance the overall disclosure in your filing. We look forward to working with you in these respects. We welcome any questions you may have about our comments or on any other aspect of our review. Feel free to call us a t the telephone numbers listed at the end of this letter.

Your response should be submitted electronically via EDGAR on or before February 15, 2002, or we should be informed by that date when a response is forthcoming.

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Item 6, Managements' Discussion and Analysis
--------------------------------------------

1. Your disclosure that revenue increased because you sponsored your own seminars does not adequately describe the reasons for the increase. Revise to describe the specific reasons for the year-to-year increase in revenue, e.g., this is the first year that you sponsored seminars, you sponsored a larger number of seminars this year, etc. Change in revenue may be evaluated in terms of price and volume (e.g., increase in the number of subscribers) and should also include an analysis of the reasons and factors for the change in revenue. Refer to SAB Topic 13.B.1.


Financial Statements
--------------------

Balance Sheets
--------------

2.       Tell us and revise to disclose the nature of your prepaid expenses.

Note 1, Revenue Recognition
---------------------------

3. Please explain to us in sufficient detail how you account for your revenue-generating activities. We note that you provide web site hosting services, web site building services and that you lease to customers licenses to use virtual credit card terminals sold in conjunction with merchant accounts. You disclose in the Description of Business that you cannot state how much of your revenue is derived form web site subscriptions and from leasing. We believe that the accounting literature would require you to analyze the nature of your business and the different services that you are obligated to provide to determine whether you are recognizing revenue appropriately for each type of service. Please refer to Staff Accounting Bulletin 101 (www.sec.gov/interps/account/sab101.htm) and Frequently Asked Questions and Answers about Staff Accounting Bulletin 101 (www.sec.gov/info/accountants/sav101faq.htm). We may have further comments upon review of your response.

4. Your disclosure is too broad to provide any specific information to readers concerning how you recognize revenue. Revise the policy to describe clearly how you account for each revenue-generating activity. Refer to the guidance of SAB Topic 13.B.1.

5.       Disclose the financial statement effect of adopting SAB 101.

Note 8-Contingencies/Subsequent Events
--------------------------------------

6. Revise the first paragraph to disclose whether the contingencies will have a material adverse effect on the Company's financial Statements taken as a whole.

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Other
-----

7. Tell us why you believe that SFAS 131 disclosures are not required. Forms 10-QSB for the six months ended June 30, 2001 and the nine months ended September 30, 2001

8. Revise the financial statement notes to disclose the transfer of lease receivables and how you are accounting for the transfer. Explain your accounting to us and also explain why it is appropriate to account for these transfers as sales. Refer to SFAS 140.

9. Expand Management's Discussion and Analysis to discuss the financial statement effect of the transfer of lease receibables and discuss the reason for the signigicant increase in long-term liabilities. Disclose in a note the terms of new debt incurred since December 31, 2000.


10. Expand Management's Discussion and Analysis to describe the effect upon revenue of having a third party provide web hosting and web site making services, and deciding to reduce the number of sponsored seminars.


As appropriate, please amend the document in response to these comments. You may wish to provide us with marked copies of the amendment to expedite our review. Please furnish a cover letter with your amendment that keys your responses to our comments and provides any requested supplemental information. Detailed cover letters greatly facilitate our review. Please understand that we may have additional comments after reviewing your amendment and responses to our comments.

You may contact Solomon O. Cromwell, Staff Accountant at (202) 942-2876 or in his absence you may contact Tia Jenkins, Senior Assistant Chief Accountant at
(202) 942-1902 with any other questions.


                                           Sincerely,

                                           By: /s/ John Reynolds
                                           ---------------------
                                                   John Reynolds
                                                   Assistant Director


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